Annual Report

Cover Page

Name of issuer:

VoiceVoice, Inc. also dba MaestroConference

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: CA

Date of organization: 3/20/2007

Physical address of issuer:

2323 Broadway, Suite 110B
Oakland CA 94612

Website of issuer:

http://www.voicevoice.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$43,738.12	$39,477.49
Cash & Cash Equivalents:	$38,664.12	$30,813.49
Accounts Receivable:	$1,686.00	$5,964.00
Short-term Debt:	$92,513.84	$105,015.56
Long-term Debt:	$431,214.17	$408,041.36
Revenues/Sales:	$759,316.57	$830,073.53
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($56,340.89)	($297,358.88)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

VoiceVoice, Inc. also dba MaestroConference

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Brian Burt	CEO	Maestro Conference	2009
Julian Martinez	Director of Marketing	MaestroConference	2016
Chris Kyle	eLearning Consultant & Educator	ChrisKyle.com and Ascendant Company	2010

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Brian Burt	President	2009
Brian Burt	Secretary	2009
Brian Burt	CEO	2009
Brian Burt	CFO	2009
Brian Burt	Founder	2009

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Brian Burt	4200000.0 Common Stock	55.26

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

The Company's operations may be unprofitable, and may result in the total loss of investment.

While the Company believes in good faith that its business plans have a reasonable chance of success, the operations of the Company are ultimately speculative and involve the possibility of a total loss of investment, due to any number of considerations. Investment is suitable only for individuals who are financially able to withstand a total loss of their investment.

The software industry is highly competitive, and software can fail.

The conferencing and e-learning verticals are highly competitive each with a large and ever-increasing number of products competing for a limited market. While the Company believes in good faith that its products implement cutting edge technology, existing or future competitors could possibly produce and market products comparable or superior to those of the Company, or be more effective at marketing, sales, service or implementation. Any technology platform in our space may have issues such as phone network downtime, server or service downtown, hacking attacks that impact reliability, upgrade or improvements with unintended consequences, or other issues which make our technology unavailable to our customers or participants until fixed. Such a scenario may have a material adverse effect on the Company's business, results of operations, and financial condition, and thus upon the Company's financial condition.

The Company intends to use a significant portion of the proceeds from the Offering for unspecified working capital.

The Offering proceeds will be used by the Company in the ways management deems most effective towards the Company's goals. This means that although we definitely have plans for it (focused on sales and marketing for the launch of the new VoiceVoice platform) the Company will have ultimate discretion to use the proceeds as it sees fit and the Company has chosen not to limit the Company's use of the funds to specific uses that Investors could evaluate. Such portion of the proceeds from this Offering will be used for the purposes that the Company's management deems to be in its best interests in order to address changed circumstances or opportunities. As a result of the foregoing, the Company's success will be substantially dependent upon its discretion and judgment with respect to application and allocation of such portion of the proceeds of this Offering. The Company may choose to use the proceeds in a manner that Investors do not agree with, and Investors may have no recourse. A use of proceeds that does not further the Company's business and goals could harm the Company and its operations, and thus the Company, and ultimately cause a Investor to lose all or a portion of his or her investment.

The success of the Company is highly dependent upon the ability of its CEO and management team, to attract and retain qualified managers and other personnel in a competitive environment.

Growth of the Company will require the recruitment, retention, and integration of additional highly qualified individuals. Even if such personnel can be hired, the projected growth in staff could present further management risks. The market for qualified personnel is highly competitive in the San Francisco Bay Area in particular, and there can be no assurances that any critical positions can be filled there on a timely basis.

From time to time, third parties may claim that one or more of the Company's products infringe their intellectual property rights.

The Company has received no notices or indications otherwise and believes they have not infinged in anyone else's IP rights. That said, the Company's technology-driven business is highly dependent on the Company's intellectual property. While the Company believes in good faith that it has robust rights to all intellectual property needed for its business, any dispute or litigation regarding intellectual property could be costly and time-consuming due to the uncertainty of intellectual property litigation and could divert the Company's management and key personnel from its business operations. A claim of intellectual property infringement could force the Company to enter into a costly or restrictive license agreement, which might not be available under acceptable terms or at all, could require the Company to redesign or relabel its products, which would be costly and time-consuming, and/or could subject the Company to an injunction against sale of certain of its products. The Company may have to pay substantial damages, including damages for past infringement if it is ultimately determined that its products candidates infringe a third party's proprietary rights.

The Company's revenue model may be impaired or change.

The Company's success depends mainly on its ability to receive revenue for use of its technology platforms or for other platform-related revenue. The Company may not sustain or increase revenue if the platforms are not able to successfully generate earnings. Also, the Company may generate earnings but retain some or all of the earnings for growth and development of its business and, accordingly, not make distributions to the shareholders. If the Company does not generate revenue, its business, financial condition, and operating results will be materially adversely affected.

The Company has a small team, and the loss of key team members, and especially the loss or death of the founder Brian Burt, could harm the Company's ability to implement their plans.

The Company could be harmed in the event of the death or disability of founder Brian Burt. Likewise, key team members could leave or become unable to serve, decreasing the Company's ability to achieve its goals. With key team members in the San Francisco Bay area, it's possible an earthquake or other natural event could simultaneously impact multiple employees. The Company also leverages the global talent pool and political risks, natural disasters, communication outages and other factors can make team members unavailable or otherwise impact our ability to keep operating at current efficiency.

The Company may need more money.

The Company might not sell enough securities in this offering to meet its operating needs and fulfill its plans, in which case the Company might need to reduce sales & marketing, engineering, or other expenses. Were recurring revenue to decrease, further cuts would be needed, and hurt the Company's ability to meet its goals. Even if the Company raises this entire round successfully, we may need to raise more capital in the future in order to continue. Even if we do make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because of the terms of future investment rounds.

The Company may not become profitable, nor be sold for amounts able to recoup this investment.

The market for technology companies is not predictable. While we may be able to sell the company for its technology, client relationships, team, or other factors, there's no gaurantee that it can be sold, nor that it will become profitable, nor that it will reach an Initial Public Offering. Even if those do occur, there's no guarantee that investor returns will be positive.

The Company's securities may not be marketable.

Even if the Company is successful, an investor may want immediate access to the then-net worth of the investment, but selling private securities can be difficult or impossible. In this case, an investor may need to wait until a liquidity event, and there are no guarantees one will occur.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Preferred Stock	40,000,000	8,267,919	No
Common Stock	20,000,000	4,000,000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	3,600,000

24. Describe the material terms of any indebtedness of the issuer:

The Company has no debt to any banks or financial institutions. We have received support in convertible debt and other company-friendly debt instruments, that have helped the Company achieve what it has so far, and have those on very favorable terms in their various forms as follows.

The Company has some incredibly Company-friendly "early friend investor debt" in the amount of $382k. The total quarterly payment is capped at 2.5% of cash revenue, and there is no due date - interest accumulates at 6% until repaid by the 2.5% of revenue, or in a liquidity or windup event.

The Company also has some convertible debt from individuals who made previous investements and further wanted to support the company in this way, for a total of $90k worth of principal that may be converted to equity, bearing 1% monthly interest, and which is due within the next 18 months if not extended. We plan to repay this with current revenue in the case the investors do not convert it into equity.

While not technically a debt on the balance sheet, we also wish to disclose here approximately $100k in a "Contingent Deferred Compensation Plan" which we offered to early employees and consultants (and which no officers and directors were offered, as they instead took equity). This only becomes payable upon company profitability for two quarters in a row, and the payments are capped at 30% of quarterly profit until repaid, or upon a positive liquidation event.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
12/2016	Regulation Crowdfunding	SAFE	$263,669	General operations
2/2018	Regulation Crowdfunding	Preferred stock	$45,278	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

MaestroConference technology has changed the way organizations and speakers engage audiences - with virtual events where thousands of people can learn, discuss issues and take action simultaneously. It's like a facilitated conversation at internet scale. Conferences and webinars won't be limited to one speaker and many listeners anymore - goodbye to the "television experience" when something more engaging is needed. Obama, Airbnb, Stanford, and the Sierra Club are all paid customers.

We believe the potential for participatory conversations is still broadly untapped - most of the web is still turning on presentations and typed comments, not live collaboration or interaction. Our platform's unmatched level of interactivity is uniquely designed to create these results-driven conversations. Given the influential, forward-thinking leaders already using our patented technology, we have a solid track record. We're now launching media-friendly events to engage new customers.

Milestones

VoiceVoice, Inc. also dba MaestroConference was incorporated in the State of California in March 2007.

Since then, we have:

- Paid customers include: President Obama, Hillary Clinton, Airbnb, Uber, Stanford University, the World Bank and others in 23 countries
- Hosted over 15,000 presenters and more than 7 million participants on the platform
- Graduated from San Francisco's most exclusive and well-known technology accelerator, 500 Startups
- Revenues covering 80%+ of expenses for three years running; and just had our best 3 months of revenue ever (Aug 2016/ GAAP)
- $5MM+ total cash revenue generated to date; record revenue growth every year with exception of 2013 when subscription revenue increased by 50% but we lost a top customer once Obama won presidential campaign.
- Over 800 organizations as paying customers
- 3 patents fully awarded for our technology

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $759,316.57 compared to the year ended December 31, 2017, when the Company had revenues of $830,073.53. Our gross margin was 100.0% in fiscal year 2018, compared to 100.0% in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $43,738.12, including $38,664.12 in cash. As of December 31, 2017, the Company had $39,477.49 in total assets, including $30,813.49 in cash.
- *Net Loss.* The Company has had net losses of $56,340.89 and net losses of $297,358.88 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $523,728.01 for the fiscal year ended December 31, 2018 and $513,056.92 for the fiscal year ended December 31, 2017.

Liquidity & Capital Resources

To-date, the company has been financed with $2,247,012 in equity.

We're also in the final phase of due diligence for securing a new round of investment (in the six figures) from a values-aligned venture firm. We expect to receive this new investment in full by Q3 2019 if not earlier.

Runway & Short/Mid Term Expenses

VoiceVoice, Inc. also dba MaestroConference cash in hand is $12,299.58, as of March 2019. Over the last three months, revenues have averaged $55,561.81/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $63,725.88/month, for an average burn rate of $8,164.07 per month. Our intent is to be profitable in 3-6 months.

After a dip to start 2018, MaestroConference revenue rebounded and VoiceVoice revenue increased substantially, with the company being cash flow positive in Q4.

The biggest change we saw in FY2018 was the start of a new revenue stream being generated from the successful launch of the new VoiceVoice platform. We were

After an extensive upgrade of the core technology, the VoiceVoice platform began working successfully and consistently, and great brands chose to expand their usage of the new platform. The company generated $54k in VoiceVoice revenue in 2018, with the potential for significant financial growth of $1MM+ possible in 2020.

Now that the VoiceVoice platform is working and influential organizations will be emailing their list of supporters (in the millions) to use the technology, quarterly and annual revenue could ramp up quickly, as very large prospective customers are stepping forward when we reach out about the new platform, and the revenue and margins are proportionate with usage.

As for the MaestroConference business, revenue for 2018 was down by 15% (Year-over-Year) due to normal customer attrition, and since our marketing efforts are focused on VoiceVoice, mostly the result of customers either no longer hosting conferences or needing a video (which VoiceVoice excels at). The company also brought expenses down by over 25% Year-over-Year. The end result was a Net Loss ~$56k, with monthly burn rate decreasing from over $25,000/month in 2017 to less than $5,000/month in 2018.

See voicevoice.com for news and updates about that new product.

We have 500+ paying MaestroConference customers on annual or monthly subscriptions, generating over $700k last year, and most have been customers for years. (New customers include 6 of the top Democratic presidential campaigns.) Based on what we've seen during the company's 10-year history, we could expect a slight increase in MaestroConference revenue as we move into 2020 elections (note: our cash flow projections are purposely conservative and thus do NOT factor in any MaestroConference revenue increase).
We additionally have three VoiceVoice customers, such as Greenpeace, that generated $54k in 2018 for VoiceVoice in its pre-beta phase. With the launch of VoiceVoice still in its infancy stage, it's very hard to predict the revenues. We charge $1k to $10k to develop conversations on VoiceVoice (which is on a cost-plus basis), plus monthly service fees when additional services are needed ($5k-10k/mo), plus $1-5 per participant hour for usage (the latter yielding 75% to 90% margins). Since a conversation that "goes viral" (or which is driven with social ads etc) could both generate donation revenue (or brand impact or leads) to exceed the costs, and scale even to millions, the revenue per conversation and per-customer is (unlike MaestroConference) uncapped.

We believe that VoiceVoice revenue could quickly become a multiple of MaestroConference revenue, as the platform is much more scalable (while producing revenue per-participant, rather than via unlimited monthly subscriptions).

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.maestroconference.com/investors

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Brian Burt
Chris Kyle
Julian Martinez

Appendix E: Supporting Documents



MAESTROCONFERENCE

2018 Report

Dear investors,

For most of 2018, we iterated VoiceVoice, which is a polite way of saying we got to watch it fail over and over. The technology, the user expectations, the interface, the conversation design (which luckily: can be tested first) all have to work, and if they don't, people can't have a great conversation. It's hard to reach out to another big prospect after big demos fail (e.g. Planned Parenthood for a hopefully-final meeting pre-contract), and to investors when the conversation we had the previous day wasn't getting people into a really juicy conversation, as we promised it would. Frankly, I (Brian) personally lost confidence- focused on the possibility that even if the technology worked, people might not be up for having conversations when guided by the "app" (obviously recorded) vs. the live facilitator we get on MaestroConference.

So, it's been an incredibly meaningful turn that happened this past fall and winter to see new users getting into great and obviously-meaningful discussions, and to see conversation after conversation succeed (100% 4- and 5-star ratings from attendees).

We need more connection, we need more effectiveness, and more action, and VoiceVoice has a unique role to play among many fantastic new ways of connecting. VoiceVoice conversations are designed to be shared over and over again, with more and more people and communities and networks. With each user who joins a meaningful, small-group conversation, we are achieving our mission. And financially, each user drives revenue and margin, which can further our mission and profitability.

We said it last year, but given where the technology and early traction currently stands, we believe this will be a very exciting year as we introduce more people to the power of purposeful, intimate conversations. We very much appreciate that you believed enough in our technology, company and mission to join us as an investor, and we hope we can repay your investment many times over.

We need your help!

If you have anyone in your network who would be interested in learning more about being a potential host or sponsor of VoiceVoice conversations, we'd appreciate any introductions. You can send this link to them http://voicevoice.com/ or message us at letstalk@voicevoice.com so we could send a slide deck you can also share.

Additionally, if you have contacts at any major brands or companies (not necessarily just within the advocacy space but a large company that may benefit from what VoiceVoice offers), we'd welcome an introduction there as well.

Sincerely,

Brian Burt
Founder/CEO

Our Mission

We believe the potential for participatory conversations is still broadly untapped - most of the web is still turning on presentations and typed comments, not live collaboration or interaction. Our platform's unmatched level of interactivity is uniquely designed to create these results-driven conversations. Given the influential, forward-thinking leaders already using our patented technology, we have a solid track record. We're now launching media-friendly events to engage new customers.

See our full profile

How did we do this year?

Report Card

B+

The Good

Proof of concept for the VoiceVoice product.

Several customers holding multiple conversations per week.

Multiple prospects requesting second meetings and proposals.

The Bad

The older MaestroConference business is not expanding.

The VoiceVoice launch was moving slower than we had initially expected.

Too many people are still expecting to be passively watching a webinar rather than actively joining a live conversation.

2018 At a Glance

January 1 to December 31


$$$$

$759,317 [9%]
Revenue



-$56,341
Net Loss


IOU!

$92,514 [12%]
Short Term Debt



$45,278
Raised in 2017



$12,300
Cash on Hand
As of 03/31/19

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

MaestroConference technology has changed the way organizations and speakers engage audiences - with virtual events where thousands of people can learn, discuss issues and take action simultaneously. It's like a facilitated conversation at internet scale. Conferences and webinars won't be limited to one speaker and many listeners anymore - goodbye to the "television experience" when something more engaging is needed. Obama, Airbnb, Stanford, and the Sierra Club are all paid customers.

We believe the potential for participatory conversations is still broadly untapped - most of the web is still turning on presentations and typed comments, not live collaboration or interaction. Our platform's unmatched level of interactivity is uniquely designed to create these results-driven conversations. Given the influential, forward-thinking leaders already using our patented technology, we have a solid track record. We're now launching media-friendly events to engage new customers.

Milestones

VoiceVoice, Inc. also dba MaestroConference was incorporated in the State of California in March 2007.

Since then, we have:

- Paid customers include: President Obama, Hillary Clinton, Airbnb, Uber, Stanford University, the World Bank and others in 23 countries

- Hosted over 15,000 presenters and more than 7 million participants on the platform

- Graduated from San Francisco's most exclusive and well-known technology accelerator, 500 Startups

- Revenues covering 80%+ of expenses for three years running; and just had our best 3 months of revenue ever (Aug 2016/ GAAP)

- $5MM+ total cash revenue generated to date; record revenue growth every year with exception of 2013 when subscription revenue increased by 50% but we lost a top customer once Obama won presidential campaign.

- Over 800 organizations as paying customers

- 3 patents fully awarded for our technology

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $759,316.57 compared to the year ended December 31, 2017, when the Company had revenues of $830,073.53. Our gross margin was 100.0% in fiscal year 2018, compared to 100.0% in 2017.

- *Assets.* As of December 31, 2018, the Company had total assets of $43,738.12, including $38,664.12 in cash. As of December 31, 2017, the Company had $39,477.49 in total assets, including $30,813.49 in cash.

- *Net Loss.* The Company has had net losses of $56,340.89 and net losses of $297,358.88 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

- *Liabilities.* The Company's liabilities totaled $523,728.01 for the fiscal year ended December 31, 2018 and $513,056.92 for the fiscal year ended December 31, 2017.

Liquidity & Capital Resources

To-date, the company has been financed with $2,247,012 in equity.

We're also in the final phase of due diligence for securing a new round of investment (in the six figures) from a values-aligned venture firm. We expect to receive this new investment in full by Q3 2019 if not earlier.

Runway & Short/Mid Term Expenses

VoiceVoice, Inc. also dba MaestroConference cash in hand is $12,299.58, as of March 2019. Over the last three months, revenues have averaged $55,561.81/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $63,725.88/month, for an average burn rate of $8,164.07 per month. Our intent is to be profitable in 3-6 months.

After a dip to start 2018, MaestroConference revenue rebounded and VoiceVoice revenue increased substantially, with the company being cash flow positive in Q4.

The biggest change we saw in FY2018 was the start of a new revenue stream being generated from the successful launch of the new VoiceVoice platform. We were

After an extensive upgrade of the core technology, the VoiceVoice platform began working successfully and consistently, and great brands chose to expand their usage of the new platform. The company generated $54k in VoiceVoice revenue in 2018, with the potential for significant financial growth of $1MM+ possible in 2020.

Now that the VoiceVoice platform is working and influential organizations will be emailing their list of supporters (in the millions) to use the technology, quarterly and annual revenue could ramp up quickly, as very large prospective customers are stepping forward when we reach out about the new platform, and the revenue and margins are proportionate with usage.

As for the MaestroConference business, revenue for 2018 was down by 15% (Year-over-Year) due to normal customer attrition, and since our marketing efforts are focused on VoiceVoice, mostly the result of customers either no longer hosting conferences or needing a video (which VoiceVoice excels at). The company also brought expenses down by over 25% Year-over-Year. The end result was a Net Loss ~$56k, with monthly burn rate decreasing from over $25,000/month in 2017 to less than $5,000/month in 2018.

See voicevoice.com for news and updates about that new product.

We have 500+ paying MaestroConference customers on annual or monthly subscriptions, generating over $700k last year, and most have been customers for years. (New customers include 6 of the top Democratic presidential campaigns.) Based on what we've seen during the company's 10-year history, we could expect a slight increase in MaestroConference revenue as we move into 2020 elections (note: our cash flow projections are purposely conservative and thus do NOT factor in any MaestroConference revenue increase).
We additionally have three VoiceVoice customers, such as Greenpeace, that generated $54k in 2018 for VoiceVoice in its pre-beta phase. With the launch of VoiceVoice still in its infancy stage, it's very hard to predict the revenues. We charge $1k to $10k to develop conversations on VoiceVoice (which is on a cost-plus basis), plus monthly service fees when additional services are needed ($5k-10k/mo), plus $1-5 per participant hour for usage (the latter yielding 75% to 90% margins). Since a conversation that "goes viral" (or which is driven with social ads etc) could both generate donation revenue (or brand impact or leads) to exceed the costs, and scale even to millions, the revenue per conversation and per-customer is (unlike MaestroConference) uncapped.

We believe that VoiceVoice revenue could quickly become a multiple of MaestroConference revenue, as the platform is much more scalable (while producing revenue per-participant, rather than via unlimited monthly subscriptions).

Net Margin: -7%

Gross Margin: 100%

Return on Assets: -129%

Earnings per Share: -$4,695.07

Revenue per Employee: $253,106

Cash to Assets: 88%

Revenue to Receivables: 45,037%

Debt Ratio: 1,197%

MaestroConference_PL_BS_Cashflow_FY_18.pdf

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Thank You!

From the MaestroConference Team



Brian Burt
Founder/CEO



Imran Moinuddin

Chief Technology Officer

A Stanford-trained technologist, Imran brings deep expertise in products conceptualization and systems/infrastructure performance optimization. He leads a team of 6 engineers for MaestroConference.



Julian Martinez

Director of Marketing

Leads the Marketing team. Previously served as first marketing hire for ecommerce startup & co-founded a marketing agency with 200+ clients. Holds a B.A. in Economics from Stanford University.



Anthony Jardina

Sales Manager

Served as Executive Director of nonprofit organization. Grew a startup from 0 to 300+ clients. Holds a B.S. in Political Science from Northwestern & an M.A. in Communication Studies from Wake Forest.



Melissa Kieffer

Manager of Customer Support

Leads team of CS agents and brings experience in telecom, corporate training, process improvement & curriculum development to her role managing Customer Support. Holds an M.S. in Special Education.

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Brian Burt	CEO @ Maestro Conference	2009
Julian Martinez	Director of Marketing @ MaestroConference	2016
Chris Kyle	eLearning Consultant & Educator @ ChrisKyle.com and Ascendant Company	2010

Officers

OFFICER	TITLE	JOINED
Brian Burt	Founder	2009

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Brian Burt	4,200,000 Common Stock	55.3%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
02/2016	$182,500		Regulation D, Rule 506(b)
08/2013	$414,500		Regulation D, Rule 506(c)
01/2011	$1,215,665		Regulation D, Rule 506(b)
02/2018	$45,278	Preferred Stock	Regulation Crowdfunding
04/2016	$125,000	Kiss A	Regulation D, Rule 506(b)

The use of proceeds is to fund general operations.

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Preferred Stock	40,000,000	8,267,919	No
Common Stock	20,000,000	4,000,000	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	3,600,000

Other rights:

Risks

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

The success of the Company is highly dependent upon the ability of its CEO and management team, to attract and retain qualified managers and other personnel in a competitive environment. Growth of the Company will require the recruitment, retention, and integration of additional highly qualified individuals. Even if such personnel can be hired, the projected growth in staff could present further management risks. The market for qualified personnel is highly competitive in the San Francisco Bay Area in particular, and there can be no assurances that any critical positions can be filled there on a timely basis.

The Company has a small team, and the loss of key team members, and especially the loss or death of the founder Brian Burt, could harm the Company's ability to implement their plans. The Company could be harmed in the event of the death or disability of founder Brian Burt. Likewise, key team members could leave or become unable to serve, decreasing the Company's ability to achieve its goals. With key team members in the San Francisco Bay area, it's possible an earthquake or other natural event could simultaneously impact multiple employees. The Company also leverages the global talent pool and political risks, natural disasters, communication outages and other factors can make team members unavailable or otherwise impact our ability to keep operating at current efficiency.

The Company may not become profitable, nor be sold for amounts able to recoup this investment. The market for technology companies is not predictable. While we may be able to sell the company for its technology, client relationships, team, or other factors, there's no gaurantee that it can be sold, nor that it will become profitable, nor that it will reach an Initial Public Offering. Even if those do occur, there's no guarantee that investor returns will be positive.

From time to time, third parties may claim that one or more of the Company's products infringe their intellectual property rights. The Company has received no notices or indications otherwise and believes they have not infinged in anyone else's IP rights. That said, the Company's technology-driven business is highly dependent on the Company's intellectual property. While the Company believes in good faith that it has robust rights to all intellectual property needed for its business, any dispute or litigation regarding intellectual property could be costly and time-consuming due to the uncertainty of intellectual property litigation and could divert the Company's management and key personnel from its business operations. A claim of intellectual property infringement could force the Company to enter into a costly or restrictive license agreement, which might not be available under acceptable terms or at all, could require the Company to redesign or relabel its products, which would be costly and time-consuming, and/or could subject the Company to an injunction against sale of certain of its products. The Company may have to pay substantial damages, including damages for past infringement if it is ultimately determined that its products candidates infringe a third party's proprietary rights.

The Company's operations may be unprofitable, and may result in the total loss of investment. While the Company believes in good faith that its business plans have a reasonable chance of success, the operations of the Company are ultimately speculative and involve the possibility of a total loss of investment, due to any number of considerations. Investment is suitable only for individuals who are financially able to withstand a total loss of their investment.

The software industry is highly competitive, and software can fail. The conferencing and e-learning verticals are highly competitive each with a large and ever-increasing number of products competing for a limited market. While the Company believes in good faith that its products implement cutting edge technology, existing or future competitors could possibly produce and market products comparable or superior to those of the Company, or be more effective at marketing, sales, service or implementation. Any technology platform in our space may have issues such as phone network downtime, server or service downtown, hacking attacks that impact reliability, upgrade or improvements with unintended consequences, or other issues which make our technology unavailable to our customers or participants until fixed. Such a scenario may have a material adverse effect on the Company's business, results of operations, and financial condition, and thus upon the Company's financial condition.

The Company's revenue model may be impaired or change. The Company's success depends mainly on its ability to receive revenue for use of its technology platforms or for other platform-related revenue. The Company may not sustain or increase revenue if the platforms are not able to successfully generate earnings. Also, the Company may generate earnings but retain some or all of the earnings for growth and development of its business and, accordingly, not make distributions to the shareholders. If the Company does not generate revenue, its business, financial condition, and operating results will be materially adversely affected.

The Company intends to use a significant portion of the proceeds from the Offering for unspecified working capital. The Offering proceeds will be used by the Company in the ways management deems most effective towards the Company's goals. This means that although we definitely have plans for it (focused on sales and marketing for the launch of the new VoiceVoice platform) the Company will have ultimate discretion to use the proceeds as it sees fit and the Company has chosen not to limit the Company's use of the funds to specific uses that Investors could evaluate. Such portion of the proceeds from this Offering will be used for the purposes that the Company's management deems to be in its best interests in order to address changed circumstances or opportunities. As a result of the foregoing, the Company's success will be substantially dependent upon its discretion and judgment with respect to application and allocation of such portion of the proceeds of this Offering. The Company may choose to use the proceeds in a manner that Investors do not agree with, and Investors may have no recourse. A use of proceeds that does not further the Company's business and goals could harm the Company and its operations, and thus the Company, and ultimately cause a Investor to lose all or a portion of his or her investment.

The Company may need more money. The Company might not sell enough securities in this offering to meet its operating needs and fulfill its plans, in which case the Company might need to reduce sales & marketing, engineering, or other expenses. Were recurring revenue to decrease, further cuts would be needed, and hurt the Company's ability to meet its goals. Even if the Company raises this entire round successfully, we may need to raise more capital in the future in order to continue. Even if we do make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because of the terms of future investment rounds.

The Company's securities may not be marketable. Even if the Company is successful, an investor may want immediate access to the then-net worth of the investment, but selling private securities can be difficult or impossible. In this case, an investor may need to wait until a liquidity event, and there are no guarantees one will occur.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. The Company could authorize and issue additional classes or series of shares at a later date. The availability of any of such shares and their potential future issuance could adversely affect the value of the Securities offered hereunder. Further, the Company could at a later date offer any of such Shares at less than the Offering price set forth in this Form C, thereby diluting Securities purchased under this Offering. An later offering may also decrease the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the investor's interest in the Company. Issuer repurchases of securities. The company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently. A sale of the issuer or of assets of the issuer. There can be no assurance that the Company will ever provide liquidity to Investors through either a sale of the Company or a registration of the Securities. There can be no assurance that any form of merger, combination, or sale of the Company will take place, or that any merger, combination, or sale would provide liquidity for purchasers. Furthermore, the Company may be unable to register the Securities for resale by Investors for legal, commercial, regulatory, market-related or other reasons. In the event that the Company is unable to effect a registration, Investors could be unable to sell their Securities unless an exemption from registration is available. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company. Transactions with related parties. There may be occasions when the Company may encounter potential conflicts of interest in its operations. While on any issue involving conflicts of interest, the executive management and Board of Directors of the Company will endeavor to be guided by their good faith judgement as to the Company's best interest, the Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length. By acquiring an interest in the Company, the Investor may be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have a waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

Investors of the securities under this Offering will have future rights to Preferred Stock in the Company that do not provide voting rights or participation in management except as otherwise provided under the Corporations Code of California. Generally, only holders of Common Stock (as contrasted with the holders of the SAFE Preferred Stock under this Form C) have the right to vote on, and otherwise participate in, the management of the Company and its business. Accordingly, the Common Stock will continue to be able to control the Company, with the power and authority to make both strategic long-term and day-to-day operational decisions regarding the Company. Some or all of the Common Stock may have interests that are different from the purchasers of Preferred Stock, and the Common Stock may support proposals and actions with which purchasers may disagree. The concentration of voting power in the Common Stock could possibly delay or prevent a change in control of the Company or otherwise discourage a potential acquirer from attempting to obtain control of the Company, which in turn could reduce the price potential investors are willing to pay for the Company.

Exercise of Rights Held by Principal Shareholders

The principal shareholders hold the voting stock, and therefore determine the composition of the Board and ultimately the management and control of the company. The principal shareholders' influence on the management, direction and operation of the company could significantly affect the value of the purchasers' stock. In this regard, the principal shareholders may make decisions with which the Investor disagrees, or that impair the commercial viability of the Investor's securities, and the Investor may have no recourse to change these decisions. For example, the principal shareholders may: change the management of the Company; vote to engage in new offerings and/or register certain of the Company's securities in a way that downgrades or dilutes the value of the Investor's securities. The principal shareholders may also have access to more information than the Investor, leaving him or her at a disadvantage with respect to any decisions regarding the securities owned. Based on the risks described above, the Investor could lose all or part of his investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The Company valued its offered SAFEs on the basis of recently completed purchases totaling $185,000 of the Company's 2016 Round preferred stock series. In arm's length negotiations and transactions with these purchasers, the purchasers agreed with and invested with a specific stock value. Multiplying this price per share with the Company's current capitalization, adjusted for planned stock splits, results in a total Company valuation of about $9,000,000. This total valuation is the Valuation Cap of the SAFE. For investors contributing to the first 50K of this investment, the Valuation Cap is $8,100,000, for the portion of their investment that is part of the first 50K. If in a subsequent equity financing, the Company's valuation becomes higher than the cap, the Investor nonetheless shall have the benefit of converting his investment into shares at the lower share price set by the cap. Specifically, the amount invested would be divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time. The price of the Preferred Stock issued in a subsequent equity financing would be negotiated by the Company's board of directors with the new investors. Among the factors the Company may consider in gauging the price of Preferred Stock are prevailing market conditions, the Company's financial information, market valuations of other companies that the Company believes to be comparable to use, estimates of the Company's business potential, the present state of the Company's development and other factors deemed relevant. In the future, the Company will perform valuations of the Company's stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations of the Company's common stock;
- The price at which the Company sells other securities in light of the relative rights, preferences and privileges of the Company's securities ;
- the Company's results of operations, financial position and capital resources;
- Current business conditions and projections;
- The marketability or lack thereof of the securities;
- The hiring of key personnel and the experience of the Company's management
- The introduction of new products;
- The risk inherent in the development and material risks related to the Company's business;
- The likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company given the prevailing market conditions and the nature and history of the business;
- Industry trends and competitive environment;
- Trends in consumer spending, including consumer confidence;
- Overall economic indicators, including gross domestic product, employment, inflation and interest rates; and

- The general economic outlook.

The Company will analyze factors such as those described above using a combination of financial and market-based methodologies to determine the Company's business enterprise value. For example, the Company may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities. Even at such valuations, there's no guarantee an investor has a ready market to sell their securities at that price.

Company

VoiceVoice, Inc. also dba MaestroConference

- California Corporation
- Organized March 2007
- 3 employees

2323 Broadway, Suite 110B
Oakland CA 94612

http://www.voicevoice.com

Business Description

Refer to the MaestroConference profile.

Compliance with Prior Annual Reports

MaestroConference is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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